Exhibit 99.1

National & Retail Trades and First Call

For release: August 5, 2004 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS JULY SALES

MENOMONEE FALLS, WI, -- (Business Wire) – August 5, 2004 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended July 31, 2004 increased 10 percent over the four-week period ended August 2, 2003. On a comparable store basis, sales decreased 4.2 percent.

For the second quarter ended July 31, 2004, total sales increased 13 percent while comparable store sales decreased 1.2 percent.  For the 26 weeks ended July 31, 2004, total sales were up 12.7 percent over the 26 weeks ended August 2, 2003. On a comparable store basis, sales for the 26 weeks decreased 0.6 percent.

The Company now expects its second quarter earnings to be $0.44 to $0.45 per diluted share, above the current First Call consensus of $0.43 per diluted share.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. - This Year
	July 31,	August 2,	All	Comp
	2004	2003	Stores	Stores

July	$ 770.7	$ 700.8	10.0%	-4.2%
Second Quarter	$ 2,496.2	$ 2,208.5	13.0%	-1.2%
Year-to Date	$ 4,876.4	$ 4,326.2	12.7%	-0.6%

On July 31, 2004, the Company operated 589 stores in 38 states, compared with 492 stores in 34 states at the same time last year.  The Company will open approximately 48 stores in the third quarter of fiscal 2004 with seven stores opening in August.  The remaining stores will open in October, including new market entries into San Francisco, California with 11 stores and Salt Lake City, Utah with five stores.  In total, the Company plans to open approximately 95 stores in fiscal 2004.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

Second Quarter Earnings Release

Kohl’s Corporation will release its second quarter earnings report on August 12, 2004 at 4:00 PM (EDT). A conference call is scheduled at 5:00 PM (EDT). Investors will have the opportunity to listen to the conference call by dialing (847) 619-6368 ten minutes prior to the start of the call. A replay of the call will be available for 24 hours at (630) 652-3018, Pass Code: 9424524.

In addition, the call will be web cast live over the Internet through the Company’s website located at http://www.kohls.com (see “Company News”), or through Broadcast Network’s vcall web site located at http://www.vcall.com. To listen to the call, please go to the Web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. To access a 24-hour telephone reply of the call, simply dial 630-652-3018. (Pass Code: 9424524).

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Tawn Earnest, Manager of Public Relations, (262) 703-6609

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